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Exhibit 8.1



                                     [LETTERHEAD]





                                                      May 29, 1997



Monarch Bancorp,
   1251 Westwood Blvd.,
     Los Angeles, California 90024.

Gentlemen:

         We have acted as counsel to Monarch Bancorp, a California corporation ("Acquiror"), in connection with the merger of SC Bancorp ("SCB") with and into Acquiror as contemplated by the Agreement and Plan of Reorganization dated as of April 29, 1997, by and between Acquiror and SCB (the "Merger Agreement"), and we render this opinion to you pursuant to Section 10.1(f) of the Merger Agreement. Capitalized terms not defined herein have the meanings assigned to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of (i) the representations and other statements of fact set forth in the Merger Agreement and (ii) the letters of representation, dated May 29, 1997, that we have received from Acquiror and SCB. With your consent, we have

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Monarch Bancorp                                                             -2-

not attempted to verify independently the accuracy of any information in these documents and have assumed that the statements and representations contained therein will be true from the date of this opinion through the Effective Time. In addition, in connection with this opinion we have assumed, with your consent, that the Merger will be effected in accordance with the Merger Agreement and that all the provisions of the Merger Agreement will be performed in accordance with their terms.

         On the basis of the foregoing, and our consideration of such other matters of law and fact as we have considered necessary or appropriate, we advise you that, in our opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Acquiror and SCB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

    The tax consequences described above may not apply to SCB shareholders that acquired shares upon the exercise of employee stock options or otherwise as compensation, that hold their shares as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

                                            Very truly yours,

                                            /s/ Sullivan & Cromwell